Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 24, 2021 to be effective as of the Closing Date, as defined below (the “Effective Date”), entered into by and between Jillian Hagel (the “Executive”) and Enveric Biosciences, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company anticipates entering into that certain Amalgamation Agreement (the “Purchase Agreement”) by and among the Company, 1306436 B.C. Ltd. (“Purchaser”), 1306432 B.C. Ltd., and MagicMed Industries, Inc. (“MagicMed”), pursuant to which the Company, through Purchaser, will acquire all of the outstanding securities of MagicMed;

WHEREAS, upon the Closing Date (as defined in the Purchase Agreement), the Company desires to employ the Executive as its Chief Technology Officer, and the Executive desires to be employed by the Company as its Chief Technology Officer effective as of the Effective Date; and

Whereas, the Company and the Executive desire to state in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive on and after the Closing Date.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A. Position and Responsibilities. The Executive shall serve in the position of Chief Technology Officer and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. At all times during the Term (as defined below), the Executive shall report exclusively to, and be subject to the direction and supervision of, the Company’s Chief Executive Officer.

B. Performance. The Executive’s principal place of employment shall be located in the Province of Alberta, Canada, and the Company’s principal office shall be located in Naples, Florida. During the Executive’s employment with the Company, the Executive may be required to travel from time to time to fulfill her obligations to the Company hereunder and shall devote such of the Executive’s time, energy, skill and reasonable best efforts as is necessary to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive a monthly salary of $24,583.33 ($295,000, annually) (“Base Salary”).1 The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company. The Executive’s Base Salary will be reviewed by the Board of Directors of the Company (the “Board”) on an annual basis for increase.

B. Performance Bonus. Commencing with the 2022 calendar year, the Executive is eligible to receive annual performance bonuses of up to fifty percent (50%) of her Base Salary (each, a “Performance Bonus”), as may be in effect from time to time in the discretion of the Board, for each year of employment, based on the extent to which performance criteria/financial results for the applicable year have been met, which Performance Bonuses shall be paid on or before March 15th of the year following the year to which such Performance Bonus relates. Notwithstanding the foregoing, to be eligible to receive the Performance Bonus for a calendar year, the Executive must remain employed through the payment date of such bonus. All performance/financial criteria shall be established reasonably and in good faith by the Board, after consultation with the Executive, on an annual basis. The evaluation of the Company’s performance, as measured by the applicable performance criteria and the awarding of any bonuses shall be determined reasonably and in good faith by the Board.

C. Sign-On Compensation.

(i)       Bonus. The Executive shall receive a one-time signing bonus in the amount of $50,000, less applicable deductions and withholdings, payable as soon as administratively practicable, and in no event later than 30 days, following the Effective Date.

(ii)       Equity Grant.

1.        As soon as practicable, and in no event later than 30 days, following the Effective Date, the Company, (pursuant to approval of the Board) shall grant the Executive a one-time grant under the LTIP (as defined below) of the number of restricted stock units (“Sign-On RSUs”) determined in accordance with Article II.C(i)2, subject to the terms and conditions of the LTIP and of an award agreement that shall provide, among other things, that (a) half of the Sign-On RSUs shall be subject to time-based vesting (“Time Based Sign-On RSUs”), and shall vest in two substantially equal installments on each of the first and second anniversaries of the Effective Date (each, a “Vesting Date”); and (b) the remaining half of the Sign-On RSUs shall be subject to performance-based vesting (“Performance Sign-On RSUs”), and shall vest as described in Article II.C(i)3 below based on the Company’s Average VWAP (as defined below) as of the applicable Vesting Date, in each case, provided the Executive is employed by or is providing services to the Company in any capacity (as its Chief Technology Officer or otherwise) on the applicable Vesting Date. Notwithstanding the forgoing, (A) all unvested Sign-On RSUs shall immediately vest upon the occurrence of a Change in Control (as defined in the LTIP) that occurs after the Closing Date, and (B) upon the Executive’s termination of employment by the Company without Cause (as defined below) or by the Executive with Good Reason (as defined below), (x) all Time Based Sign-On RSUs shall immediately vest and (y) and the tranche of Performance Sign-On RSUs that would have vested on the Vesting Date occurring on or next following the Executive’s employment termination date shall vest, provided that the applicable performance goal has been achieved by such date.

1 All references to dollars in this Agreement refer to Canadian-denominated dollars.

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2.       The number of Sign-On RSUs to be granted to the Executive will be determined by the Board or its designee based on the Closing Price (as defined below) as follows:

Closing Price	Sign-On RSUs to be Granted*
$2.00 or less	130,000
$5.00 or more	0

The number of Sign-On RSUs to be granted will be calculated using linear interpolation between the Closing Price targets.

3.       Subject to the other terms and conditions of this Article II.C., if the Company’s Average VWAP on a Vesting Date equals or exceeds one of the thresholds in the chart below, the number of Performance Sign-On RSUs set forth directly across from such threshold shall become vested as of such Vesting Date (less any Performance Sign-On Units that vested on the prior Vesting Date).

Average VWAP Thresholds	Performance Sign-On RSUs Vesting
110% of the Closing Price	50% of the Performance Sign-On RSUs (rounded down for any fractional units)
120% of the Closing Price	All remaining Performance Sign-On RSUs

4.       For purposes of this Article II.C., the following terms shall have the meanings set forth below:

a.       “Average VWAP” means the average, calculated over the 30 Trading Day period that ends five days prior to a Vesting Date, of the daily volume weighted average price of a share of Common Stock (as defined below) for such date on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (or successor thereto) using its “Volume at Price” function (based on a Trading Day from 9:30 a.m. (eastern time) to 4:00 p.m. (eastern time)).

b.       “Closing Price” shall equal the Closing Average VWAP.

c.       “Closing Average VWAP” means the average, calculated over the five Trading Day period immediately preceding the Closing Date, of the daily volume weighted average price of a share of Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (or successor thereto) using its “Volume at Price” function (based on a Trading Day from 9:30 a.m. (eastern time) to 4:00 p.m. (eastern time)).

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d.       “Common Stock” means the Company’s common stock, par value $0.01 per share.

e.       “Trading Day” means each Monday, Tuesday, Wednesday, Thursday, and Friday, other than any day on which securities are not traded on the applicable Trading Market or in the applicable securities market.

f.       “Trading Market” means the primary securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

D. Equity Compensation. As soon as administratively practicable following the Effective Date hereof (and in all events no later than thirty (30) days after the Effective Date), the Company (pursuant to approval of the Board) shall grant the Executive an award of 525,000 restricted stock units (“Initial RSUs”), 262,500 of such Initial RSUs shall be subject to time-based vesting (the “Initial Time Based RSUs”), and the remaining 262,500 of such Initial RSUs shall be subject to performance-based vesting (the “Initial Performance RSUs”).2 The Initial RSUs shall be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan (the “LTIP”) and of an award agreement that shall provide, among other things, that (i) one-fourth (1/4th) of the Initial Time Based RSUs shall vest on the first, second, third, and fourth anniversaries of the Effective Date, and (ii) the Initial Performance RSUs shall vest based on the achievement of performance milestones established by the Company and set forth in the award agreement, in each case, provided the Executive is employed by or is providing services to the Company in any capacity (as its Chief Technology Officer or otherwise) on the applicable vesting date. Notwithstanding the forgoing, (a) all unvested Initial RSUs shall immediately vest upon the occurrence of a Change in Control that occurs after the Closing Date, and (b) upon the Executive’s termination of employment by the Company without Cause (as defined below) or by the Executive with Good Reason (as defined below), (x) all Initial Time Based RSUs shall immediately vest and (y) and the tranche of Initial Performance RSUs that would have vested on the vesting date occurring on or next following the Executive’s employment termination date shall vest, provided that the applicable performance goals have been achieved by such date.

The Executive shall be eligible to receive additional equity awards, granted on an annual basis under the LTIP, as the Company may, in its sole discretion, determine appropriate.

For purposes of this Agreement, “Cause” means a termination of employment because of: (a) the Executive’s failure or refusal to perform the duties of the Executive’s position in a manner causing material detriment to the Company; (b) the Executive’s willful misconduct with regard to the Company or its business, assets or executives (including, without limitation, her fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to the Company); (c) the Executive’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by the Company; (d) the Executive’s breach of a fiduciary duty owed to the Company; (e) any material breach of this Agreement or any other agreement with the Company; or (f) any injury, illness or incapacity which shall wholly or continuously disable the Executive from performing the essential functions of the Executive’s position for any successive or intermittent period of at least twelve (12) months. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

2 NTD: The applicable performance criteria will be set forth in the award agreement.

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For purposes of this Agreement, “Good Reason” means a termination of employment because of: (a) a materially adverse diminution in the Executive’s role or responsibilities without the Executive’s consent; or (b) any material breach of this Agreement by the Company or any other agreement with the Executive. In each such event listed above, the Executive shall give the Company written notice thereof within thirty (30) days following the first occurrence of such event, which notice shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice or, if such event is not cured by the Company, the Executive terminates her employment with the Company no later than sixty (60) days following the first occurrence of such event.

E. Other Expenses. The Company agrees that, during the Executive’s employment, it will promptly reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies and, if applicable, Article V, Section I(ii).

F. Paid Time Off. The Executive is eligible to use paid time off (“PTO”) in accordance with the Company’s PTO policy as such policy may be modified, amended, terminated, or replaced from time to time by the Company, and such PTO shall not be less than 20 days per calendar year, prorated for any partial years of employment. Subject to the minimum requirements of the Alberta Employment Standards Code, and its regulations, as amended, including any successor or other applicable legislation (“Employment Standards Code”) such PTO shall include time off for sickness, vacation, or personal reasons. The Executive shall be entitled to, and will take in each calendar year, at least the minimum amount of vacation required by the Employment Standards Code. The time or times during which PTO may be taken by the Executive shall be by mutual agreement of the Company and the Executive. Whenever possible, the Company agrees to accommodate and grant the Executive’s request for PTO. The Company shall not be obligated to compensate the Executive for any PTO upon the termination of the Executive’s employment for any reason, except for accrued and unpaid vacation pay as may be required by the Employment Standards Code.

G. Other Benefits. The Executive may participate in any group health insurance plan and any other employee benefit or welfare plans, programs, or policies that are made generally available, from time to time, to other employees of the Company (the “Benefit Plans”), on a basis consistent with such participation and subject to the terms of the documents governing such plan, program, or policy (including, without limitation, the applicable eligibility and participation requirements), as such plans, programs, or policies may be modified, amended, terminated, or replaced from time to time by the Company.

H. Indemnification and Insurance. The Company agrees to defend and indemnify the Executive to the maximum amount permitted by law. The Company shall also ensure that the Executive is covered under a Directors and Officers Liability Policy sufficient to protect the Executive from claims arising from her role as an officer or director of the Company.

H. Personal Information. The Company may collect, use, and disclose such personal employee information as may reasonably be required by the Company to manage the employment relationship with the Executive, and the Company will do so in accordance with the Personal Information Protection Act, SA 2003, c P-6.5 (as replaced or amended from time to time). It may be necessary for the Company to provide personal information to a third party, such as an insurer or benefit provider, for the purpose of administering the employment relationship. The Executive acknowledges that she has been advised of the purpose(s) for the collection, use and disclosure of personal employee information. The Executive also explicitly consents to the processing of any of her personal information for those purposes. Any questions about the Company’s collection, use or disclosure of personal employee information can be directed to Carter Ward by email at cward@enveric.com.

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ARTICLE III.
Term; Termination

A. Term of Employment. This Agreement’s stated term and employment relationship created hereunder will begin on the Effective Date and will remain in effect until terminated by either party in accordance with this Article III (the “Term”).

B. Termination. Either party may end the Executive’s employment at any time upon written notice in accordance with this Article III. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any amounts due to the Executive under the terms of the Benefit Plans, and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). In the event the Executive resigns for any reason, the Company may, in its sole discretion, either: (x) waive the Executive’s notice requirement in whole or in part, in which case the Executive will receive her regular remuneration during the resignation period, but the Company can require that the Executive refrain from attending the Company’s premises or performing the duties of the Executive’s position during the period waived; or (y) expedite termination of the Agreement if the Executive provides more resignation notice than the minimum notice the Employment Standards Code would require the Company give the Executive to end her employment. The Company can do so by paying the Executive the remuneration she would have earned if she had worked regular hours for the remainder of the minimum notice period the Company would be required to give the Executive under the Employment Standards Code to terminate her employment. The Accrued Obligations shall be payable in a lump sum within the time period required by the Employment Standards Code, and in no event later than thirty (30) consecutive days following the Executive’s employment termination date.

(i)       Termination for Cause; Voluntary Resignation Without Good Reason; Upon Death or Disability. The Executive may voluntary resign without Good Reason by providing at least thirty (30) days’ advance written notice. In the event the Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination in accordance with the Employment Standards Code. In addition, in the event, the Company terminates the Executive’s employment for Cause, or upon the Executive’s death or Total and Permanent Disability (as defined in the LTIP), the Company shall have no further liability or obligation to the Executive under this Agreement other than the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by the Employment Standards Code, and in no event later than thirty (30) consecutive days following the end of the Executive’s employment with the Company.

(ii)        Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time during the Term, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the thirty-first (31st) day following her employment termination date, severance pay in an aggregate amount equal to the Executive’s Base Salary for twelve (12) months, less applicable payroll deductions and tax withholdings, payable in accordance with the normal payroll policies of the Company over a twelve (12) month period, with the first such payment being paid to the Executive on the Company’s first regular pay date on or after the thirty-first (31st) consecutive day following her employment termination date.

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ARTICLE IV.
Restrictive Covenants

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Article IV, the “Company” shall also include its parents, subsidiaries, and affiliates. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, corporate transactions, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly, or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (a) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (b) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

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(iii) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants:

(i) Non-Solicitation. The Executive shall not, neither during the term of the Employee’s employment nor for a period of twelve (12) months following the date of termination of her employment with the Company for any reason whatsoever, either directly or indirectly, for the Employee’s own benefit or for the benefit of any other individual, corporation, partnership, firm, joint venture, or organization, in any capacity whatsoever, other than in connection with the Executive’s duties under this Agreement:

(a)        solicit or attempt to solicit any employee or service provider of the Company for the purpose of having such employee or services provider terminate employment or engagement with the Company; or

(b)        solicit or attempt to solicit, in competition with the Company, the business of any person who is a customer, client, or prospective customer or client of the Company as of the date of termination or with whom the Executive had dealings in the course of her employment with the Company during the final twelve (12) months of the Executive’s employment.

(ii) Mutual Non-Disparagement. During the Executive’s employment with the Company and any time thereafter, the Executive shall not make, publish, or otherwise transmit any false, disparaging, or defamatory statements, whether written or oral, regarding the Company and any of its employees, executives, agents, investors, procedures, investments, products, policies, or services. The Board and the Company’s named executive officers will not make or publish any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Executive, including negative references to or about the Executive’s services, policies, practices, documents, methods of doing business, strategies, or objectives, or take any other action that may disparage the Executive to the general public. However, nothing in this Article IV, Section B(ii) shall prohibit: (1) the Executive, any member of the Board or any named executive officer of the Company from testifying truthfully in response to a subpoena or participating in any governmental proceeding; (2) the Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning Company’s performance or nonperformance; and (3) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company on a need-to-know basis concerning the Executive’s performance or nonperformance of the Executive’s duties or responsibilities for the Company.

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C. No Interference. Notwithstanding any other provision of this Agreement, (i) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Executive’s right to (a) report possible violations of provincial, state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of provincial, state or federal law or regulation; (c) file a claim or complaint with the Alberta Human Rights Commission, Employment Standards Branch, Workers’ Compensation Board, Occupational Health and Safety, Office of the Information and Privacy Commissioner of Alberta, or any other governmental body, agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in Article IV.C(ii) above, the Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

D. Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

E. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

F. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the Company’s business; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

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G. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

H. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.
Miscellaneous Provisions

A. Governing Law. The Parties agree that this Agreement shall be governed by and construed under the laws of the Province of Alberta, Canada. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the courts of the Province of Alberta, Canada. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

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F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either of the Parties to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition but the obligations of either of the Parties with respect thereto shall continue in full force and effect. The breach by one of the Parties to this Agreement shall not preclude equitable relief or the obligations of the other.

G. Modification. The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (b) the Executive is deemed at the time of her separation from service to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six (6) month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article II, Sections E, G or Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ Jillian Hagel
Jillian Hagel

COMPANY:

/s/ David Johnson
By: David Johnson Its: Chairman and Chief Executive Officer

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